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                            ASSET PURCHASE AGREEMENT


                                     among:


                             TTR TECHNOLOGIES, INC.,
                             a Delaware corporation;


                             TTR TECHNOLOGIES, LTD.,
                             an Israeli corporation;

                            MACROVISION CORPORATION,
                             a Delaware corporation;

                                       and


                            MACROVISION EUROPE LTD.,
                            a United Kingdom company

                          ----------------------------

                          Dated as of November 4, 2002

                          ----------------------------


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

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT is entered into as of November 4, 2002, by and among: TTR TECHNOLOGIES, INC., a Delaware corporation (the "Seller"), TTR TECHNOLOGIES, LTD., an Israeli corporation and wholly owned subsidiary of the Seller ("Seller Sub") (collectively, the "Seller Corporations"), MACROVISION CORPORATION, a Delaware corporation ("Parent") and MACROVISION EUROPE LTD., a United Kingdom company and a wholly owned subsidiary of Parent (the "Purchaser"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

      A. The Seller, Seller Sub, Parent and the Purchaser wish to provide for the sale by the Seller Corporations to the Purchaser of the Designated Assets (as defined in Section 1.1) on the terms and subject to the conditions set forth in this Agreement.

      B. In order to induce Parent and the Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, certain stockholders of the Seller (including all of the directors and executive officers of the Seller) are entering into Voting Agreements and related proxies in favor of Parent and the Purchaser (the "Voting Agreements"), by which such stockholders are agreeing to vote in favor of and otherwise approve this Agreement (including the sale by the Seller of the Designated Assets to the Purchaser in accordance herewith).

      C. In order to induce Parent and the Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, the Seller Corporations are entering into a Noncompetition Agreement in favor of Parent and the Purchaser, and the Key Employees are entering into Assignment Agreements in favor of the Purchaser.

      D. This Agreement has been approved by the respective boards of directors of Parent, the Purchaser, the Seller Corporations, and the Voting Agreements have been approved by the board of directors of the Seller.

                                    AGREEMENT

      The Parties to this Agreement, intending to be legally bound, agree as follows:

1. SALE OF DESIGNATED ASSETS; RELATED TRANSACTIONS.

      1.1 Sale of Designated Assets. The Seller Corporations shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, at the Closing, good and valid title to the Designated Assets, free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, "Designated Assets" shall mean and include all of the properties, rights, interests and other tangible and intangible


                                       1.

assets of the Seller Corporations that relate in any material respect to the Business of the Seller Corporations; provided, however, that the Designated Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Designated Assets shall include, but not be limited to, the following:

            (a) Proprietary Assets: (i) All of the Proprietary Assets of the Seller Corporations (including the Proprietary Assets set forth on Part 1.1 of the Disclosure Letter), (ii) any counterparts, reissues, divisions, extensions, continuations and continuations in part related to, and any other patents claiming priority from, any of the Proprietary Assets of the Seller Corporations, in each case in any jurisdiction in the world, and (iii) Seller's optical media software copy protection technology as further described in Exhibit F to the Alliance Agreement (as defined in Section 5.7 hereof), including but not limited to its CD and DVD signatures, encoder modules and other technology, and all improvements and enhancements thereto, goodwill and similar or related assets;

            (b) Seller Contracts: All rights of the Seller Corporations under the Seller Contracts (including the Seller Contracts identified on Part 1.1 of the Disclosure Letter);

            (c) Governmental Authorizations: All Governmental Authorizations held by the Seller Corporations (including the Governmental Authorizations identified in Part 2.10 of the Disclosure Letter) relating to the Designated Assets;

            (d) Claims: All claims (including claims for past infringement of Proprietary Assets) and causes of action of the Seller Corporations against other Persons relating to the Designated Assets (regardless of whether or not such claims and causes of action have been asserted by the Seller Corporations), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller Corporations relating to the Business (regardless of whether such rights are currently exercisable);

            (e) Books and Records: All books, records, files and data of the Seller Corporations relating to the Designated Assets, not including, however, the Retained Books and Records;

            Proceeds: Without limiting any restriction contained herein on any such sale or other disposition, an amount of cash and receivables equal to the gross proceeds from the sale or other disposition of any of the Designated Assets after the date hereof;

            (f) Goodwill: All goodwill associated with the Designated Assets or the Business;

            (g) Post-Closing Revenues: All rights of the Seller Corporations to receive cash, if any, following the Closing Date under or pursuant to any Seller Contract or otherwise relating to the Business; and

            (h) Identified Assets and Rights: All other assets and rights identified in Part 1.1 of the Disclosure Letter.


                                       2.

      1.2 Excluded Assets. The Seller Corporations shall retain all rights to, and there shall be specifically excluded from this Agreement, the assets of Seller Corporations specified on Part 1.2 of the Disclosure Letter (collectively, the "Excluded Assets").

      1.3 Purchase Price.

            (a) As consideration for the sale of the Designated Assets to the Purchaser, the Purchaser has agreed, on the terms and subject to the conditions set forth herein, to pay to the Seller Sub certain cash amounts, to deliver to the Seller Sub certain shares of common stock of Seller and to assume the Designated Contractual Obligations (as defined in Section 1.4 of this Agreement) of the Seller, as follows:

                  (i) at the Closing, the Purchaser shall pay to the Seller Corporations, in cash and allocated between them in accordance with Part
      1.3 of the Disclosure Letter, an amount equal to Five Million Two Hundred Fifty Thousand U.S. Dollars (US$5,250,000.00) (the "Initial Payment Amount"), subject to reduction in accordance with the terms of Sections
      4.7 and 4.8;

                  (ii) at the Closing, the Purchaser shall assume the Designated Contractual Obligations by entering into with the Seller Corporations an Assignment and Assumption Agreement in substantially the form of Exhibit B hereto (the "Assignment and Assumption Agreement"); and

                  (iii) at the Closing, Parent shall deliver to the Seller Corporations a stock certificate or certificates representing a total of 1,880,937 shares of Common Stock of the Seller (the "Seller Stock Certificate"), properly endorsed for transfer, allocated between them in accordance with Part 1.3 of the Disclosure Letter.

      1.4 No Other Assumed Liabilities.

            (a) Subject to Section 1.4(b), the Purchaser shall not assume any Liabilities of the Seller Corporations whatsoever relating to the Business, the Designated Assets or otherwise.

            (b) Notwithstanding Section 1.4(a), pursuant to the Assignment and Assumption Agreement, at and following the Closing the Purchaser will become obligated to perform the obligations of the Seller under the Assumed Contracts, but only to the extent such obligations: (i) arise out of facts and circumstances occurring after the Closing Date; (ii) do not arise from or relate to any Breach by any of the Seller Corporations of any provision of any of the Assumed Contracts; (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of the Assumed Contracts; and (iv) are ascertainable (in nature and amount) solely by reference to the express terms of the Assumed Contracts (collectively, the "Designated Contractual Obligations");

provided, however, that notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the "Designated Contractual Obligations" shall not include, and the Purchaser shall not be required to assume or to perform or discharge:


                                       3.

                  (1) any Liability of any Person under the Assumed Contracts, except for Liabilities of the Seller Corporations expressly set forth therein;

                  (2) any Liability of the Seller Corporations arising from or relating to the execution, delivery or performance of any of the Transactional Agreements;

                  (3) any Liability of the Seller Corporations arising from or relating to any action taken by the Seller, or any failure on the part of the Seller Corporations to take any action, at any time after the Closing Date;

                  (4) any Liability of the Seller arising from or relating to
(x) any services performed by the Seller Corporations for any customer prior to the Closing Date, or (y) facts and circumstances prior to the Closing Date giving rise to any claim or Proceeding against the Seller;

                  (5) any Liability of the Seller Corporations for the payment of any Tax;

                  (6) any Liability of the Seller Corporations to any employee or former employee of the Seller under or with respect to any employee benefit plan, profit sharing plan or dental plan or for severance pay or accrued vacation pay or wages;

                  (7) any Liability of the Seller Corporations to any Related Party;

                  (8) any Liability under any Contract, if the Seller Corporations shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Purchaser of any rights or obligations under such Contract;

                  (9) any Liability that arises or exists by virtue of any Breach of, (x) any representation or warranty made by the Seller or Seller Sub in any of the Transactional Agreements, or (y) any covenant or obligation of the Seller or Seller Sub contained in any of the Transactional Agreements; or

                  (10) any other Liability of the Seller Corporations not expressly assumed by the Purchaser pursuant to the provisions of any of the Transactional Agreements.

      1.5 Taxes. The Seller shall bear and pay, and shall reimburse the Purchaser for, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Designated Assets to the Purchaser or in connection with any of the other Transactions. The Seller shall reasonably cooperate with the Purchaser to file all requests for certifications of sales and use tax due. The Purchaser will reasonably cooperate with the Seller to permit the computer software included within the Designated Assets to be transferred to the Purchaser electronically pursuant to the "load and leave" or other reasonable transfer method, provided that such method of transfer has no adverse impact on the Designated Assets or the Purchaser.


                                       4.

      1.6 Closing.

            (a) The closing of the sale of the Designated Assets to the Purchaser (the "Closing") shall take place at the offices of Cooley Godward LLP, located at 3175 Hanover Street, Palo Alto, California, at 10:00 a.m. local time on such date (not later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7, other than conditions that by their nature are satisfied at the Closing) as the Purchaser may designate in a written notice delivered to the Seller.

            (b) At the Closing, without limiting any of the conditions to the Closing set forth in Section 6 or Section 7:

                  (i) the Seller Corporations shall execute and deliver, or shall cause to be executed and delivered, to the Purchaser a bill of sale, in substantially the form of the attached Exhibit C hereto (the "Bill of Sale"), patent assignments in a form evidencing chain of title satisfactory to the U.S. Patent and Trademark Office in substantially the form of the attached Exhibit D hereto (the "Patent Assignments"), and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Designated Assets free of any Encumbrances;

                  (ii) the Purchaser shall pay to the Seller Corporations the Adjusted Payment Amount in accordance with the allocations set forth in
      Part 1.3 of the Disclosure Letter (the "Allocations");

                  (iii) the Purchaser and the Seller Corporations shall execute and deliver the Assignment and Assumption Agreement;

                  (iv) Parent shall deliver to the Seller Corporations the Seller Stock Certificate, properly endorsed for transfer;

                  (v) the Seller shall execute and deliver to Parent and the Purchaser a certificate (the "Seller Closing Certificate"), executed by an authorized officer of the Seller, setting forth the representations and warranties of the Seller that (A) each of the representations and warranties made by the Seller in this Agreement was accurate in all material respects as of the date of this Agreement, (B) except as expressly set forth in the Closing Certificate, each of the representations and warranties made by the Seller in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date, (C) each of the covenants and obligations that either of the Seller is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects, and (D) except as expressly set forth in the Seller Closing Certificate, each of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5. 6.7 and 6.10 has been satisfied in all respects. The Secretary of the Seller shall have delivered to the Purchaser at Closing a certification, in form and substance satisfactory to the Purchaser, regarding the corporate governance documents, resolutions approving the transactions contemplated hereby and signature authority of officers of the Seller;


                                       5.

                  (vi) the Seller Sub shall deliver to Parent and the Purchaser a certificate (the "Seller Sub Closing Certificate"), executed by an authorized officer of the Seller Sub, setting forth the representations and warranties of the Seller Sub that (A) each of the representations and warranties made by the Seller Sub in this Agreement was accurate in all material respects as of the date of this Agreement, (B) except as expressly set forth in the Seller Sub Closing Certificate, each of the representations and warranties made by the Seller Sub in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date, (C) each of the covenants and obligations that the Seller Sub is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects, and (D) except as expressly set forth in the Seller Sub Closing Certificate, each of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5. 6.7 and 6.10 has been satisfied in all respects. The Secretary of the Seller Sub shall have delivered to the Purchasers at Closing a certification, in form and substance satisfactory to the Purchasers, regarding the corporate governance documents, resolutions approving the transactions contemplated hereby and signature authority of officers of the Seller Sub;

                  (vii) the Purchaser shall deliver to the Seller Corporations a certificate (the "Purchaser Closing Certificate"), executed by an authorized officer of each of the Purchaser and Parent, setting forth the representations and warranties of the Purchaser and Parent that (A) each of the representations and warranties made by the Purchaser and Parent in this Agreement was accurate in all material respects as of the date of this Agreement and (B) except as expressly set forth in the Purchaser Closing Certificate, each of the representations and warranties made by the Purchaser and Parent in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date. The Secretary of each of the Purchaser and Parent shall have delivered to the Seller Corporations at Closing a certification, in form and substance satisfactory to the Seller Corporations, regarding the corporate governance documents, resolutions approving the transactions contemplated hereby and signature authority of officers of the Purchaser and Parent; and

                  (viii) Parent on the one hand, and the Seller Corporations on the other hand, each shall execute and deliver a release (the "Release"), wherein each releases the other from all claims arising under the Alliance Agreement, the Stock Purchase Agreement and any other written agreement between Parent and the Seller Corporations identified therein, excluding however, this Agreement and related transactional documents.

      1.7 Further Action.

            (a) Without limiting any other rights of the Purchaser hereunder, the Seller Corporations shall, at any time and from time to time after the Closing, upon the reasonable request of the Purchaser, (i) do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, transfers, conveyances, assignments, or assurances as may be reasonably required to transfer, assign, convey and grant to the Purchaser any of the Designated Assets and the Assumed Contracts in accordance with the terms hereof, and (ii) take such other actions as the Purchaser may reasonably request to vest the Purchaser with full right, title and possession of and to all of the Designated Assets and the Assumed Contracts.


                                       6.

            (b) If there are any Consents identified in Part 6.4 of the Disclosure Letter which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of any Assumed Contract as to which such Consent was not obtained (or otherwise is not in full force and effect) ("Restricted Contract"), the Purchaser may, without adjustment to the Purchase Price or any other consideration given under this Agreement, waive the closing conditions as to any such Consent and elect to have the Seller continue its efforts to obtain the Consent with respect to such Restricted Contract. If the Purchaser elects to have the Seller continue its efforts to obtain any such Consent and the Closing occurs, neither this Agreement nor any other Transactional Agreement shall constitute a sale, assignment, assumption, transfer, conveyance or delivery, or an attempted sale, assignment, assumption, transfer, conveyance or delivery, of any such Restricted Contract, and following the Closing, the Parties shall use their respective commercially reasonable efforts, and shall cooperate with each other, to obtain such Consent as quickly as practicable.

2. REPRESENTATIONS AND WARRANTIES OF THE SELLER CORPORATIONS.

            The Seller Corporations jointly and severally represent and warrant, to and for the benefit of the Indemnitees, subject to such exceptions as are disclosed in writing in the Disclosure Letter supplied by the Seller Corporations to the Purchaser dated as of the date hereof, as follows. The Disclosure Letter shall be arranged in sections corresponding to the numbered paragraphs in this Section 2, and the disclosure contained in any section of the Disclosure Letter shall qualify other paragraphs in this Section 2 only to the extent that it would be readily apparent to an informed reader from a reading of the disclosure that it is relevant to such other paragraphs.

      2.1 Subsidiaries; Due Organization; Etc.

            (a) The Seller has no subsidiaries, other than Seller Sub, and the Seller does not own any capital stock of, or any equity interest of any nature in, any Entity other than Seller Sub.

            (b) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Seller Sub is a corporation duly organized, validly existing and in good standing under the laws of Israel. The Seller is in good standing as a foreign corporation in each jurisdiction where it necessary to be so qualified. The Seller Corporations have never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than "TTR Technologies."

            (c) Seller Sub is not conducting, and has not conducted since October 1, 2002, any business operations.

      2.2 Articles of Incorporation and Bylaws; Records. The Seller has delivered to the Purchaser accurate and complete copies of: (i) the certificate of incorporation and bylaws of each of the Seller Corporations, including all amendments thereto; and (ii) the classes and number of the issued and outstanding shares of each class of stock of the Seller Corporations.


                                       7.

      2.3 Capitalization. There is no: (a) outstanding subscription, option, call, warrant or right to acquire any shares of the capital stock or other securities of the Seller exercisable prior to or as a result of the Closing; (b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Seller prior to or as a result of the Closing; or (c) Contract under which the Seller is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities prior to or as a result of the Closing. No Person other than the stockholders of the Seller has any right to vote with respect to the sale of the Designated Assets to the Purchaser or any of the other Transactions.

      2.4 SEC Filings; Financial Statements.

            (a) The Seller has delivered or made available to the Purchaser accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Seller with the SEC since January 1, 2000, and all amendments thereto (the "Seller SEC Documents"), as well as the Unaudited Interim Financial Statements. The Seller SEC Documents have been filed by the Seller with the SEC on a timely basis. As of the time it was filed with the SEC: (i) each of the Seller SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Seller SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) The financial statements (including any related notes) contained in the Seller SEC Documents (at the time they were filed with the SEC) and the Unaudited Interim Financial Statements: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto (other than the Unaudited Interim Financial Statements); (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by SEC regulations related to Form 10-Q, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of the Seller and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Seller and its consolidated subsidiaries for the periods covered thereby.

      2.5 Absence of Changes. Since September 30, 2002:

            (a) Except as set forth in Part 2.5 of the Disclosure Letter, there has not been any adverse change in, and no event has occurred that might have an adverse effect on, (i) the business, condition, assets, liabilities, operations, financial performance or prospects of the Seller Corporations, or (ii) the Designated Assets (taken as a whole) or the Assumed Contracts;


                                       8.

            (b) no Seller Corporation has sold or otherwise transferred, or leased or licensed, any of the Designated Assets, in whole or in part, to any other Person;

            (c) except in the Ordinary Course of Business, no Seller Corporation has purchased or otherwise acquired, or leased or licensed, any asset from any other Person;

            (d) no Seller Corporation has made any loan or advance to any other Person;

            (e) no Assumed Contract has been amended or terminated;

            (f) no Seller Corporation has incurred, assumed or otherwise become subject to any Liabilities aggregating greater than Five Hundred Thousand U.S. Dollars (US$500,00.00);

            (g) no Seller Corporation has entered into any transaction or taken any other action outside the Ordinary Course of Business with respect to the Designated Assets or Assumed Contracts; and

            (h) no Seller Corporation has agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through "(g)" above.

      2.6 Title to Designated Assets. The Seller Corporations own (and will own as of the Closing Date), and have (and will have as of the Closing Date) good and valid title to, all of the Designated Assets, free and clear of any Encumbrances. The Designated Assets collectively constitute, as of the date hereof, and will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Seller Corporations to conduct the Business in the manner in which the Business is currently being conducted by the Seller Corporations.

      2.7 Proprietary Assets.

            (a) Part 2.7(a)(i) of the Disclosure Letter sets forth, with respect to each Proprietary Asset included within the Designated Assets, owned by the Seller Corporations and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.7(a)(ii) of the Disclosure Letter identifies and provides a brief description of each Proprietary Asset included within the Designated Assets that is owned by the Seller Corporations and that is material to the Business and, where applicable, the documents (such as specifications, lab notebooks, white papers, invention disclosures, etc.) or other materials which contain such Proprietary Assets. Part 2.7(a)(iii) of the Disclosure Letter identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations with respect to, each Proprietary Asset included within the Designated Assets that is licensed or otherwise made available to the Seller Corporations by any Person and is material to the Business (except for any Proprietary Asset that is licensed to the Seller Corporations under any third party software license generally available to the public), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to the Seller Corporations.


                                       9.

            (b) The Seller Corporations have good and valid title to all of the Seller Proprietary Assets identified or required to be identified in Parts 2.7(a)(i) and 2.7(a)(ii) of the Disclosure Letter, free and clear of all Encumbrances. The Seller Corporations have a valid right to make, use, sell, import, export and otherwise exploit, and to license others to make, use, sell, import, export and otherwise exploit, all Seller Proprietary Assets identified in Part 2.7(a)(iii) of the Disclosure Letter. The Seller Corporations are not obligated to make any payment to any Person for the manufacture, use, sale, import, export other exploitation of any Seller Proprietary Asset included within the Designated Assets. The Seller Corporations are free to make, use, modify, copy, distribute, sell, license, import, export and otherwise exploit each of the Seller Proprietary Assets included within the Designated Assets on an exclusive basis (other than Seller Proprietary Assets consisting of software licensed to the Seller Corporations under third party licenses generally available to the public, with respect to which the Seller Corporations' rights are not exclusive). No current or former employee, officer, director, stockholder, consultant or independent contractor of any of the Seller Corporations has any right, claim or interest in or with respect to any Seller Proprietary Asset included within the Designated Assets. The Seller Corporations have not developed jointly with any other Person any Seller Proprietary Asset included within the Designated Assets that is material to the Business and with respect to which such other Person has any rights, except for the Jointly Developed Assets with respect to which only the Purchaser possesses joint rights. There is no Seller Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Seller Proprietary Asset included within the Designated Assets. ComSign Ltd. does not own, and has no rights whatsoever to, any Proprietary Asset relating to the Business.

            (c) The Seller Corporations have taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Seller Proprietary Assets included within the Designated Assets and otherwise maintain and protect the value of all Seller Proprietary Assets included within the Designated Assets. The Seller Corporations have not disclosed or delivered or permitted to be disclosed or delivered to any Person, and no Person (other than the Seller Corporations) has any rights with respect to, or to the knowledge of the Seller Corporations has access to, the source code, or any portion or aspect of the source code, of any such Seller Proprietary Asset. Without limiting the generality of the foregoing, (i) each current or former employee of any of the Seller Corporations who is or was involved in, or who has contributed to, the creation or development of any Seller Proprietary Asset included within the Designated Assets has executed and delivered to such Seller Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Employment Agreement previously delivered by the Seller to the Purchaser, and (ii) each current and former consultant and independent contractor to either of the Seller Corporations who is or was involved in, or who has contributed to, the creation or development of any Seller Proprietary Asset included within the Designated Assets has executed and delivered to such Seller Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Agreement previously delivered to the Purchaser. The Seller Corporations have delivered true and correct copies of all such executed Employment Agreements and Consultant Agreements to the Purchaser.


                                      10.

            (d) With respect to each patent, patent application and copyright included in the Designated Assets: (i) no Proceeding is pending or, to the knowledge of the Seller Corporations, threatened, nor has any claim or demand been made, which challenges or challenged the legality, validity, enforceability or use by the Seller Corporations of such patent, patent application or copyright; and (ii) all maintenance, annuity and other fees have been fully paid and all filings have been properly made.

            (e) All patents, trademarks, service marks and copyrights included in the Designated Assets that are registered with any Governmental Body are valid, enforceable and subsisting. To the knowledge of the Seller Corporations, none of the Seller Proprietary Assets included in the Designated Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. None of the Seller Proprietary Assets included in the Designated Assets misappropriates any Proprietary Asset owned or used by any other Person. To the knowledge of the Seller Corporations, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Seller Proprietary Asset included in the Designated Assets. To the knowledge of the Seller Corporations they have no claims (including claims for past infringement of Seller Proprietary Assets) or causes of action against other Persons relating to the Business (regardless of whether or not such claims and causes of action have been asserted by the Seller Corporations). Neither of the Seller Corporations has ever misappropriated or made unlawful use of any Seller Proprietary Asset. The Seller Corporations have never received any written notice or other communication that any of the Seller Proprietary Assets included in the Designated Assets, or its use or ownership thereof, infringed upon, misappropriated or made unlawful use of, any Proprietary Asset owned or used by any other Person.

            (f) Except as set forth in Part 2.7(f) of the Disclosure Letter, the Seller has not disclosed or delivered to any Person, other than the Purchaser, or permitted the disclosure or delivery to any Person, of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Seller Proprietary Asset included in the Designated Assets. Except as set forth in Part 2.7(f) of the Disclosure Letter, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Seller Proprietary Asset included in the Designated Assets.

            (g) The Seller Proprietary Assets included in the Designated Assets constitute all the Proprietary Assets necessary to enable the Seller Corporations to conduct the Business in the manner in which such business has been and is being conducted. None of the Seller Corporations have (i) licensed any of the Seller Proprietary Assets included in the Designated Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting or purporting to limit the ability of any Seller Corporation to exploit fully any Seller Proprietary Assets included in the Designated Assets or to transact business in any market or geographical area or with any Person.


                                      11.

            (h) There are no Seller Proprietary Assets that are not contained in either Part 1.1 or Part 1.2 of the Disclosure Letter.

      2.8 Contracts.

            (a) Part 2.8 of the Disclosure Letter identifies each Seller Contract. The Seller has delivered to the Purchaser accurate and complete copies of all Seller Contracts, including all amendments thereto. The Assumed Contracts shall be transferred to Purchaser "As-Is" with no warranty or representation as to their assignability.

            (b) To the Seller Corporations' knowledge: (i) the Seller has not violated or breached, or declared or committed any default under, any Assumed Contract; (ii) the consummation of the Transactions shall not, and no event has occurred, and no circumstance or condition exists, that would (with or without notice or lapse of time), (A) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (B) give any Person the right to accelerate the maturity or performance of any Seller Contract, or (C) give any Person the right to cancel, terminate or modify any Seller Contract; (iii) the Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Assumed Contract; and (iv) the Seller has not waived any right under any Assumed Contract.

            (c) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Seller under any Assumed Contract or any other term or provision of any such Contract.

      2.9 Liabilities.

            (a) Neither of the Seller Corporations is now insolvent, or will be rendered insolvent by any of the Transactions. As used in this section, "insolvent" means that the sum of the present fair saleable value of the assets of an Entity do not and will not excess its debts and other probable Liabilities.

            (b) Immediately after the Closing, (i) the Seller Corporations will be able to pay their Liabilities as they become due in the usual course of their respective businesses, (ii) the Seller Corporations will not have unreasonably small capital with which to conduct their present or proposed businesses, (iii) the Seller Corporations will have assets (calculated at fair market value) that exceed their Liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against the Seller Corporations in actions for money Damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller Corporations will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Seller Corporations. The cash available to the Seller Corporations, taking into account the receipt by the Seller of the Adjusted Payment Amount and after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.


                                      12.

            (c) The Seller Corporations have no Liabilities, except for: (i) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (ii) accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with U.S. GAAP) incurred by the Seller Corporations in bona fide transactions entered into in the Ordinary Course of Business since September 30, 2002; and (iii) obligations under the Contracts listed in Part 2.8 of the Disclosure Letter, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts. Neither of the Seller Corporations has or will have any Liabilities relating to their investment in ComSign Ltd.

            (d) None of the Seller Corporations has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or
(vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

      2.10 Compliance with Legal Requirements.

            (a) The Seller Corporations are and have been in compliance in all material respects with each Legal Requirement that is applicable to them or to the conduct of the Business or the ownership or use of the Designated Assets.

            (b) No event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) constitute or result in a violation by the Seller Corporations of, or a failure on the part of the Seller Corporations to comply with, any material Legal Requirement.

            (c) Except as set forth on Part 2.10 of the Disclosure Letter, the Seller Corporations have not received any notice or other communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Seller Corporations to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

      2.11 Tax Matters. As of the Closing, (i) Seller will have filed all Tax Returns required to be filed and paid all Taxes required to be paid and (ii) there will be no outstanding Tax Liens that have been filed by any Tax authority against the Designated Assets and no claims which are being asserted with respect to any Taxes related to the Designated Assets.

      2.12 Insurance. Part 2.12 of the Disclosure Letter identifies each material insurance claim made by the Seller since December 31, 2001.

      2.13 Proceedings; Orders. Except as set forth on Part 2.13 of the Disclosure Letter, there is no pending Proceeding, and, to the knowledge of the Seller Corporations, no Person has threatened to commence any Proceeding: (a) that relates to or could reasonably adversely affect


                                      13.

the Business or the Designated Assets (whether or not any Seller Corporation is named as a party thereto) in any material respect; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Since December 31, 2001, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Since December 31, 2001, no such Proceeding has been commenced by or against the Seller Corporations. The Seller has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials (to which the Seller has access) that relate to the Proceedings identified in Part 2.13 of the Disclosure Letter. There is no Order to which the Designated Assets or Assumed Contracts or any holder thereof, is subject; and no Related Party is subject to any Order that relates to Designated Assets or Assumed Contracts. There is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller Corporations or on the ability of either of the Seller Corporations to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

      2.14 Authority; Binding Nature of Agreements.

            (a) Each of the Seller Corporations has the requisite power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and, subject to the approval of the Transactions by the Required Stockholder Vote (as defined in Section 2.14(b)), the execution, delivery and performance by each of the Seller Corporations of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Seller Corporations, and their respective stockholders, boards of directors and officers. This Agreement constitutes the legal, valid and binding obligation of the Seller and Seller Sub, enforceable against each of them in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Seller is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms except with regard to (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally; and (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

            (b) The only vote or approval of the holders of any class or series of the capital stock of any of the Seller Corporations necessary to approve the Transactions (the "Required Stockholder Vote") is the approval of the sale of the Designated Assets to the Purchaser in accordance with this Agreement requires the affirmative approval of the holders of a majority of the shares of the Seller's common stock outstanding on the record date for the Stockholders' Meeting (as defined in Section 4.6(a)). By executing and delivering this Agreement, the Seller is hereby fully approving, in its capacity as the sole stockholder of Seller Sub, all of the Transactions and Transactional Agreements required to be approved by it in such capacity, whether under this Agreement, pursuant to applicable law or otherwise.


                                      14.

      2.15 Non-Contravention; Consents. Neither the execution and delivery by the Seller, or the Seller Sub of any of the Transactional Agreements, nor the consummation or performance by the Seller or the Seller Sub of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Seller Corporations or any of the Designated Assets or Assumed Contracts is subject;

            (b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Designated Assets;

            (c) result in a violation or breach of, or result in a default under, any provision of any Seller Contract;

            (d) give any Person the right to (i) declare a default or exercise any remedy under any Assumed Contract, (ii) accelerate the maturity or performance of any Assumed Contract, or (iii) cancel, terminate or modify any Seller Contract; or

            (e) result in the imposition or creation of any Encumbrance upon or with respect to any of the Designated Assets.

Except as may be required by the Delaware General Corporation Law, applicable securities laws or the certificate of incorporation or equivalent organizational document of the Seller or Seller Sub, neither the Seller nor Seller Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

      2.16 No Discussions. Neither the Seller Corporations nor any Representative of the Seller Corporations is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal. The Seller Corporations have not waived, and will not waive, any rights under any confidentiality, "standstill", nonsolicitation or similar agreement with any third party to which any of the Seller Corporations is a party or under which the Seller Corporations have any rights.

      2.17 Brokers. No Seller Corporation has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

      2.18 Sufficiency of Cash. The Adjusted Payment Amount will be sufficient to enable the Seller Corporations to pay or otherwise satisfy all Liabilities of the Seller Corporations (other


                                      15.

than the Designated Contractual Obligations), including, without limitation, any Taxes due and other amounts owed as a result of the Transactions, and to otherwise satisfy all actual or potential claims of creditors of the Seller Corporations.

      2.19 Opinion of Financial Advisor. The Seller's board of directors has received the written opinion of Luminary Capital, financial advisor to the Seller, dated the date of this Agreement, to the effect that, as of such date, the terms of the Transactions are fair, from a financial point of view, to the Seller. The Seller has furnished an accurate and complete copy of such written opinion to the Purchaser.

      2.20 Full Disclosure. None of the Transactional Agreements contains or will contain any untrue statement of fact; and none of the Transactional Agreements omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. All of the information set forth in the Disclosure Letter, and all other information regarding the Seller and its business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Purchaser or any of the Purchaser's Representatives by or on behalf of the Seller or by any Representative of the Seller, is accurate and complete in all respects.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT.

      The Purchaser and Parent jointly and severally represent and warrant, to and for the benefit of the Seller Corporations, as follows:

      3.1 Due Organization; Etc. The Purchaser is a company duly organized, validly existing and in good standing under the laws of England and Wales. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      3.2 Authority; Binding Nature of Agreements. Each of the Purchaser and Parent has the requisite power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by the Purchaser and Parent have been duly authorized by all necessary action on the part of each of the Purchaser and Parent and their respective boards of directors. The Purchaser has the requisite power and authority to enter into and perform its obligations under the Assignment and Assumption Agreement, and the execution, delivery and performance of the Assignment and Assumption Agreement by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. This Agreement constitutes the legal, valid and binding obligation of each of the Purchaser and Parent, enforceable against it in accordance with its terms. Upon the execution and delivery of the Assignment and Assumption Agreement and all other documents executed by the Purchaser in connection with the Transaction at the Closing, the Assignment and Assumption Agreement will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms.

      3.3 Non-Contravention; Consents. Neither the execution and delivery by either the Purchaser or Parent of any of the Transactional Agreements, nor the consummation or performance by the Purchaser or Parent of any of the Transactions, will directly or indirectly


                                      16.

(with or without notice or lapse of time) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of either the Purchaser or Parent or result in a violation or breach of any Contract to which the Purchaser or Parent is a party. Neither the Purchaser nor Parent is a party to any Contract that could reasonably have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. There is no pending Proceeding, and to the knowledge of each of the Purchaser and Parent, no Person has threatened to commence any Proceeding that challenges, or that could reasonably have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. There is no proposed Order that, if issued or otherwise put into effect, could reasonably have an adverse effect on the ability of either the Purchaser or Parent to comply with or perform any covenant or obligation under any of the Transactional Agreements or that could reasonably have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions. Except as may be required by the Exchange Act or the Delaware General Corporation Law, neither the Purchaser nor Parent was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

      3.4 Title to Stock. Parent owns (and will own as of the Closing Date), and has (and will have as of the Closing Date) good and valid title to, the Shares represented by the Seller Stock Certificates, and such stock is owned (and will be owned as of the Closing Date) by Parent free and clear of any Encumbrances.

4. PRE-CLOSING COVENANTS OF THE SELLER CORPORATIONS.

      4.1 Access and Investigation. The Seller Corporations shall ensure that, at all reasonable times during the Pre-Closing Period: (a) the Seller Corporations and their respective Representatives provide Parent, the Purchaser and their respective Representatives with reasonably necessary access to the Seller Corporations' Representatives, personnel and assets and with copies of all required existing books, records, Tax Returns, work papers and other documents and information relating to the Seller Corporations, the Designated Assets, the Assumed Contracts and such other information as Parent or the Purchaser may reasonably request.

      4.2 Operation of Business. The Seller Sub shall conduct no business operations whatsoever during the Pre-Closing Period, and the Seller Corporations shall ensure that, during the Pre-Closing Period:

            (a) the Seller conducts its businesses and operations in the Ordinary Course of Business and in compliance with all applicable Legal Requirements and the requirements of all Seller Contracts, and except as expressly contemplated by this Agreement, it shall promptly repair, restore or replace any Designated Assets that are destroyed or damaged;

            (b) the officers of the Seller confer as reasonably required with the Purchaser, upon the Purchaser's request, concerning operational matters and otherwise report


                                      17.

      regularly to the Purchaser concerning the status of the Designated Assets and the Assumed Contracts;

            (c) the Seller Corporations keep in full force all insurance policies in existence on the date of this Agreement;

            (d) the Seller Corporations do not sell, assign, transfer or encumber the Designated Assets;

            (e) the Seller Corporations do not enter into or permit the Designated Assets to become bound by any Contract, except as permitted by Sections 4.7 and 4.8;

            (f) the Seller Corporations do not enter into any strategic relationships, marketing, development or other arrangements with respect to the Designated Assets;

            (g) the Seller Corporations do not commence or settle any Proceeding relating in any way to the Designated Assets or the Assumed Contracts without the Purchaser's prior written consent;

            (h) the Seller Corporations do not enter into any transaction or take any other action of the type referred to in Section 2.5;

            (i) the Seller Corporations do not enter into any transaction or take any other action that might cause or constitute a material Breach of any representation or warranty or covenant made by the Seller Corporations in this Agreement or in the Seller Closing Certificate or the Seller Sub Closing Certificate;

            (j) the Seller Corporations do not incur, assume or otherwise become subject to any Liability, except for current liabilities incurred by the Seller (of the type required to be reflected in the "current liabilities" section of a balance sheet prepared in accordance with U.S. GAAP);

            (k) neither of the Seller Corporations (i) makes a general assignment for the benefit of creditors, (ii) files, or consents to the filing against it, any bankruptcy or insolvency petition or similar filing, (iii) suffers the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admits in writing its inability to pay its debts as they become due, (v) is convicted of, or pleads guilty or no contest to, any felony, (vi) takes or becomes the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements, or (vii) voluntarily winds up and dissolve; and

            (l) the Seller Corporations do not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses "(c)" through "(k)" of this Section 4.2.

      4.3 Filings and Consents. The Seller shall ensure that, during the Pre-Closing Period: (a) all filings, notices and Consents required to be made, given and obtained in order to


                                      18.

consummate the Transactions are made, given and obtained on a timely basis; and
(b) the Seller Corporations and their respective Representatives cooperate with the Purchaser and with the Purchaser's Representatives, and prepare and make available such documents and take such other actions as the Purchaser may request in good faith, in connection with any filing, notice or Consent that the Purchaser is required or elects to make, give or obtain.

      4.4 Notification; Updates to Disclosure Letter. During the Pre-Closing Period, the Seller shall promptly notify the Purchaser in writing of: (a) the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material Breach of any representation or warranty made by the Seller or Seller Sub in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by the Seller or Seller Sub in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any material Breach of any covenant or obligation of the Seller or Seller Sub; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 4.4 requires any change in the Disclosure Letter, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Letter were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Seller shall as promptly as practicable (and in no event later than 48 hours following such occurrence, existence or discovery) deliver to the Purchaser an update to the Disclosure Letter specifying such change. No such update shall be deemed to supplement or amend the Disclosure Letter for the purpose of (i) determining the accuracy of any representation or warranty made by the Seller or Seller Sub in this Agreement or in the Closing Certificate, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

      4.5 No Solicitation.

            (a) During the Pre-Closing Period, the Seller Corporations shall not directly or indirectly, and shall not authorize or permit any of their Representatives directly or indirectly to: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information regarding any of the Seller Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that this Section
4.5 shall not be deemed to prevent the Seller or its board of directors from complying with its legal obligations under Rules 14d-9 and 14e-2 as promulgated under the Exchange Act with regard to an unsolicited Acquisition Proposal; and provided, further, that prior to the approval of the sale of the Designated Assets to


                                      19.

the Purchaser by the Required Stockholder Vote, this Section 4.5(a) shall not prohibit the Seller from furnishing nonpublic information regarding the Seller Corporations to, or entering into discussions with, any Person in response to a Superior Offer that is submitted to the Seller by such Person (and not withdrawn) if (1) neither the Seller nor any Representative of the Seller shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.5, (2) the board of directors of the Seller concludes in good faith, after having consulted with its outside legal counsel, that such action is required in order for the board of directors of the Seller to comply with its fiduciary obligations to the Seller's stockholders under applicable law, (3) at least five (5) business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Seller gives the Purchaser written notice of the identity of such Person and of the Seller's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Seller receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Seller and containing provisions no less favorable to the Seller than the provisions contained in that certain Confidentiality Agreement dated August 7, 1997 between the Seller and the Purchaser (the "Confidentiality Agreement"), and (4) at least five (5) business days prior to furnishing any such nonpublic information to such Person, the Seller furnishes such nonpublic information to the Purchaser (to the extent such nonpublic information has not been previously furnished by the Seller to the Purchaser). Without limiting the generality of the foregoing, the Seller and Seller Sub acknowledge and agree that any action inconsistent with any of the provisions set forth in the preceding sentence by any Representative of the Seller or Seller Sub, whether or not such Representative is purporting to act on behalf of the Seller or Seller Sub, shall be deemed to constitute a breach of this Section 4.5(a) by the Seller.

            (b) The Seller shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal) advise the Purchaser orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to the Seller (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Seller shall keep the Purchaser fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

            (c) The Seller shall immediately cease and cause to be terminated any discussions existing at the time of this Agreement with any Person that relate to any Acquisition Proposal.

            (d) The Seller agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill", nonsolicitation or similar agreement to which the Seller is a party or under which the Seller has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement. The Seller also will promptly request each Person that has executed a confidentiality agreement


                                      20.

in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of the Seller within 60 days of the date hereof.

      4.6 Stockholders' Meeting.

            (a) The Seller shall, in accordance with its certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law, call and hold a special meeting of its stockholders (the "Stockholders' Meeting") on a date selected by the Seller as promptly as reasonably practicable for the purpose of permitting them to consider and to vote upon this Agreement (including the sale by the Seller of the Designated Assets to the Purchaser in accordance herewith). The Seller shall ensure that all proxies solicited in connection with the Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

            (b) The Proxy Statement (as defined in Section 5.1) shall include a statement to the effect that the board of directors of the Seller unanimously recommends that the Seller's stockholders vote in favor of and otherwise approve this Agreement (including the sale by the Seller Corporations of the Designated Assets to the Purchaser in accordance herewith) (the "Seller Board Recommendation"), and (ii) the Seller Board Recommendation shall not be withdrawn or modified in a manner adverse to the Purchaser, and no resolution by the board of directors of the Seller or any committee thereof to withdraw or modify the Seller Board Recommendation in a manner adverse to the Purchaser shall be adopted or proposed.

            (c) Notwithstanding anything to the contrary contained in Section 4.6(b), at any time prior to the approval of this Agreement (including the sale by the Seller Corporations of the Designated Assets to the Purchaser in accordance herewith) by the Required Stockholder Vote, the Seller Board Recommendation may be withdrawn or modified in a manner adverse to the Purchaser if: (i) an unsolicited, bona fide written offer to purchase substantially all of the outstanding shares of Seller Common Stock or substantially all of the assets of the Seller is made to the Seller and is not withdrawn; (ii) the Seller provides the Purchaser with at least two business days' prior notice of any meeting of the Seller's board of directors at which such board of directors will consider and determine whether such offer is a Superior Offer; (iii) the Seller's board of directors determines in good faith (based upon a written opinion of an independent financial advisor) that such offer constitutes a Superior Offer; (iv) the Seller's board of directors determines in good faith, after having taken into account the written advice of the Seller's outside legal counsel, that, in light of such Superior Offer, and taking into account any offer made by the Purchaser pursuant to clause (vii) below, the withdrawal or modification of the Seller Board Recommendation is required in order for the Seller's board of directors to comply with its fiduciary obligations to the Seller's stockholders under applicable law; (v) the Seller Board Recommendation is not withdrawn or modified in a manner adverse to the Purchaser at any time within two business days after the Purchaser receives written notice from the Seller confirming that the Seller's board of directors has determined that such offer is a Superior Offer; (vi) neither the Seller nor any of its affiliates or Representatives shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.6; and (vii) prior to the withdrawal or modification of the Seller Board Recommendation, the Purchaser does not submit


                                      21.

a written proposal to the Seller's board of directors that is at least as favorable to the Seller in the aggregate as such Superior Offer.

            (d) The Seller's obligation to call, give notice of and hold the Stockholders' Meeting in accordance with Section 4.6(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Seller Board Recommendation.

      4.7 Consent and Release.

            (a) The Seller Corporations shall use their best efforts to obtain from the Person identified in Part 4.7 of the Disclosure Letter, in form and substance reasonably satisfactory to the Purchaser, (i) the written consent of such Person to the Seller Corporations' transfer to the Purchaser of the Designated Assets, and (ii) a release by such Person of any and all claims to any form of right, title or interest to, or ownership of, any of the Designated Assets (such consent and release shall hereinafter be referred to as the "First Consent").

            (b) In the event that the Seller Corporations do not obtain the First Consent prior to the earlier of (x) February 1, 2003 and (y) the Closing Date (the "Start Date"), during the period beginning on the Start Date and ending on the six-month anniversary of the Closing Date (the "End Date"), the Purchaser shall be entitled to make a payment to the Person identified in Part
4.7 of the Disclosure Letter in exchange for the First Consent and to reduce the Initial Payment Amount in accordance with the following:

                  (i) if the Purchaser shall have paid an amount to the Person identified in Part 4.7 of the Disclosure Letter in exchange for the First Consent after the Start Date but prior to the Closing Date, then the Initial Payment Amount shall be reduced by the lesser of (A) the amount paid to the Person identified in Part 4.7 of the Disclosure Letter by the Purchaser in exchange for the First Consent (the "First Payment Amount"), and (B) the amount set forth in Part 4.7 of the Disclosure Letter (the "First Holdback Amount"); and

                  (ii) if the First Consent shall not have been obtained prior to the Closing Date, then the Initial Payment Amount shall be reduced by the First Holdback Amount; provided, however that (A) if the First Consent shall have been received by the Purchaser prior to the End Date, then, within 10 business days after its receipt of the First Consent, the Purchaser shall pay the Seller Corporations an amount equal to the excess, if any, of (1) the First Holdback Amount over (2) the First Payment Amount, if any, in accordance with the Allocations, and (B) if the Purchaser shall not have paid the First Payment Amount in exchange for the First Consent prior to the End Date, then, on the End Date, the Purchaser shall pay the Seller Corporations the First Holdback Amount in accordance with the Allocations.

            (c) The First Holdback Amount represents the Parties' good faith estimate of the value of the First Consent and results from arms' length negotiations.

      4.8 Additional Consent and Release.


                                      22.

            (a) The Seller Corporations shall use their best efforts to obtain from the Person identified in Part 4.8 of the Disclosure Letter, in form and substance reasonably satisfactory to the Purchaser, (a) the written consent of such Person to the Seller Corporations' transfer to the Purchaser of the Designated Assets, and (b) a release by such Person of any and all claims to any form of right, title or interest to, or ownership of, any of the Designated Assets (such consent and release shall hereinafter be referred to as the "Second Consent").

            (b) In the event that the Seller Corporations do not obtain the Second Consent prior to the Start Date, during the period beginning on the Start Date and ending on the End Date, the Purchaser shall be entitled to make a payment to the Person identified in Part 4.8 of the Disclosure Letter in exchange for the Second Consent and to reduce the Initial Payment Amount in accordance with the following:

                  (i) if the Purchaser shall have paid an amount to the Person identified in Part 4.8 of the Disclosure Letter in exchange for the Second Consent after the Start Date but prior to the Closing Date, then the Initial Payment Amount shall be reduced by the lesser of (A) the amount paid to such Person by the Purchaser in exchange for the Second Consent (the "Second Payment Amount"), and (B) the amount set forth in Part 4.8 of the Disclosure Letter (the "Second Holdback Amount"); and

                  (ii) if the Second Consent shall not have been obtained prior to the Closing Date, then the Initial Payment Amount shall be reduced by the Second Holdback Amount; provided, however that (A) if the Second Consent shall have been received by the Purchaser prior to the End Date, then, within 10 business days after its receipt of the Second Consent, the Purchaser shall pay the Seller Corporations an amount equal to the excess, if any, of (1) the Second Holdback Amount over (2) the Second Payment Amount, if any, in accordance with the Allocations, and (B) if the Purchaser shall not have paid the Second Payment Amount in exchange for the Second Consent prior to the End Date, then, on the End Date, the Purchaser shall pay the Seller Corporations the Second Holdback Amount in accordance with the Allocations.

            (c) The Second Holdback Amount represents the Parties' good faith estimate of the value of the Second Consent and results from arms' length negotiations.

5. ADDITIONAL COVENANTS OF THE PARTIES.

      5.1 Proxy Statement. As promptly as practicable after the date of this Agreement, the Seller shall prepare and cause to be filed with the SEC a proxy statement with respect to the Transactions (the "Proxy Statement"). The Seller shall use all reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff. The Seller will use all reasonable efforts to cause the Proxy Statement to be mailed to the Seller's stockholders as promptly as practicable after the date hereof. The Seller shall ensure that: (1) none of the information supplied or to be supplied by or on behalf of the Seller for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Seller or at the time of the Stockholders' Meeting (or any adjournment or postponement thereof), contain


                                      23.

any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; and (2) the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. If any event relating to any of the Seller Corporations or the Purchaser occurs, or if either the Seller or the Purchaser becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Seller or the Purchaser shall promptly inform the other Parties thereof and the Parties shall cooperate with each other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Seller. The Seller Corporations shall provide the Purchaser and its counsel a reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC, and will keep the Purchaser reasonably informed as to all matters relating to the Proxy Statement and the Stockholders' Meeting. Without limiting the foregoing, the Seller Corporations shall provide to the Purchaser and its counsel any and all written comments that the Seller Corporations or their counsel may receive in writing from the SEC or its staff with respect to the Proxy Statement promptly after receipt thereof, and the Seller Corporations shall provide the Purchaser and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

      5.2 Regulatory Approvals. Each Party shall (i) use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such Party with any Governmental Body with respect to the Transactions, and to submit promptly any additional information requested by any such Governmental Body and (ii) cooperate with the other Parties hereto and, subject to Section 5.3(b), use its reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Legal Requirements to consummate and make effective the Transactions.

      5.3 Additional Agreements.

            (a) Subject to Section 5.3(b), the Seller and the Purchaser shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Transactions. Without limiting the generality of the foregoing, but subject to Section 5.3(b), each Party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Transactions, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Transactions, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the consummation of the Transactions. Each Party shall promptly deliver to the other Parties a copy of each such filing made, each such notice given and each such Consent obtained by the first Party during the Pre-Closing Period.

            (b) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any


                                      24.

of its subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing
Date); (v) to make or cause any of its subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Proceeding relating to the Transactions if the Purchaser determines in good faith that contesting such Proceeding might not be advisable.

      5.4 Best Efforts. During the Pre-Closing Period, the Seller shall use its reasonable best efforts to (a) obtain the Required Stockholder Vote, and (b) cause the conditions set forth in Section 6 to be satisfied on a timely basis.

      5.5 Payment of Taxes Resulting from Sale of the Designated Assets by the Seller. The Seller shall pay in a timely manner all Taxes, if any, resulting from or payable in connection with the sale of the Designated Assets pursuant to this Agreement and the other Transactions, regardless of the person on whom such Taxes are imposed by Legal Requirements, other than income taxes or capital gains taxes imposed on the Purchaser.

      5.6 Confidentiality. During the Pre-Closing Period, unless otherwise permitted by this Agreement, each Party shall consult with the other Parties before issuing any press release or otherwise making any public statement or making any other public (or nonconfidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the Transactions contemplated hereby, and no Party shall issue any such press release or make any such statement or disclosure without the prior written consent of the other Parties (which consent shall not be unreasonably withheld), except as may be required by law. If any Party is required to make any such public disclosure, the Party required to make the disclosure shall use its reasonable efforts to give the other Parties prior notice and an opportunity to review the disclosure prior to the public release of information.

      5.7 Termination of Other Agreements. The Seller and Parent hereby agree to terminate, effective as of the Closing Date, (i) the Alliance Agreement dated as of November 24, 1999, by and between the Seller and Parent (the "Alliance Agreement") and (ii) the Stock Purchase Agreement dated as of January 10, 2000, such that all rights and liabilities of any parties to each of the foregoing agreements are hereby voided and nullified. For the avoidance of doubt, Parent shall have no obligations whatsoever under the Alliance Agreement to pay to any of the Seller Corporations any royalties or fees, or to perform other obligations set forth in the Alliance Agreement from and after the Closing Date.

      5.8 Continued Payment of Liabilities.

            (a) Following the Closing, the Seller Corporations shall promptly pay or otherwise satisfy all indebtedness, obligations, amounts owed by the Seller Corporations to third parties and other Liabilities to third parties that do not constitute Designated Contractual Obligations, other than the Liabilities set forth on Part 5.8 of the Disclosure Letter.


                                      25.

            (b) The Seller hereby covenants and agrees that it will not make or permit to be made any distributions to stockholders of the Seller Corporations or (b) pay or permit to be paid any dividends to stockholders of the Seller Corporations unless and until Seller shall have satisfied or cause to be satisfied or otherwise provided for all other Liabilities of the Seller Corporations.

      5.9 Patent Prosecution Expense Reimbursement. At the Closing, the Purchaser shall reimburse the Seller Corporations for any expenses (up to a maximum of $25,000 in the aggregate) (a) incurred by the Seller Corporations during the Pre-Closing Period in connection with the prosecution of any patent application included in the Designated Assets, and (b) for which the Seller obtained the Purchaser's prior approval.

6. CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE.

      The Purchaser's obligation to purchase the Designated Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

      6.1 Accuracy of Representations. All of the representations and warranties made by the Seller Corporations in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality qualifications or similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any update to the Disclosure Letter and without giving effect to any materiality qualifications or similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and all of the representations and warranties made by the Seller Corporations in the Seller Closing Certificate and Seller Sub Closing Certificate shall be accurate in all material respects as of the Closing Date.

      6.2 Performance of Obligations. All of the covenants and obligations that the Seller Corporations are required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

      6.3 Stockholder Approval. This Agreement (including the sale by the Seller Corporations of the Designated Assets to the Purchaser in accordance herewith) shall have been duly approved by the Required Stockholder Vote.

      6.4 Consents. Subject to Section 1.7(b), each of the Consents identified in Part 6.4 of the Disclosure Letter, and all other Consents required or which the Purchaser reasonably determines it appropriate to be obtained in connection with the Transactions, shall have been obtained and shall be in full force and effect.


                                      26.

      6.5 No Material Adverse Change. There shall have been no material adverse change in the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller Corporations (taken as a whole) or the Business or the Designated Assets since September 30, 2002, and no event shall have occurred and no condition or circumstance shall exist that could reasonably be expected to give rise to any such material adverse change, regardless of whether such a change becomes known to the Purchaser subsequent to the date of this Agreement.

      6.6 Additional Documents. The Purchaser shall have received the following documents:

            (a) the Bill of Sale, the Patent Assignments and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Designated Assets free and clear of any Encumbrances;

            (b) the Assignment and Assumption Agreement, executed by the Seller and (to the extent required) Seller Sub;

            (c) an opinion letter from ReedSmith LLP, counsel to the Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser or its counsel, opining under Delaware law that: (i) the Seller has the requisite corporate power to own, operate and lease their property and assets; (ii) the Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Transactional Agreements; (iii) all corporate action on the part of the Seller, its Board of Directors and its shareholders necessary for the authorization, execution and delivery of this Agreement and the Transactional Documents and the performance of the Seller's obligations under this Agreement have been taken; and opining under Delaware law that this Agreement has been duly and validly authorized, executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms excepting, however, (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law and (C) legal principles or cases denying enforcement of indemnities against the indemnitee's negligence, wrongdoing or violation of law.

            (d) an opinion letter from Aboudi and Brounstein, special counsel to the Seller Sub, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser or its counsel, opining under the laws of Israel that: (i) the Seller Sub has the requisite corporate power to own, operate and lease its property and assets; (ii) the Seller Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Transactional Agreements; (iii) all corporate action on the part of the Seller Sub, its Board of Directors and its shareholders necessary for the authorization, execution and delivery of this Agreement and the Transactional Documents and the performance of the


                                      27.

      Seller Sub's obligations under this Agreement have been taken; and (iv) that this Agreement has been duly and validly authorized, executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms excepting, however, (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law and
      (C) legal principles or cases denying enforcement of indemnities against the indemnitee's negligence, wrongdoing or violation of law.

            (e) the Seller Closing Certificate and Seller Sub Closing
      Certificate;

            (f) the Release, executed by the Seller Corporations; and

            (g) such other documents as the Purchaser may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Seller or Seller Sub, (ii) evidencing the compliance by the Seller or Seller Sub with, or the performance by the Seller or Seller Sub of, any covenant or obligation set forth in this Agreement,
      (iii) evidencing the satisfaction of any condition set forth in this
      Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

      6.7 No Proceedings. There shall not have been commenced or threatened against the Seller Corporations, or against any Person affiliated with the Seller Corporations, any Proceeding (a) involving any material challenge to, or seeking material Damages or other material relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions. There shall not be pending or threatened any Proceeding that will or could reasonably be expected to materially and adversely affect the right of the Purchaser to own or use the Designated Assets, or which if adversely determined would have or could reasonably be expected to have a material adverse effect on the Designated Assets.

      6.8 No Prohibition. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser or any Person affiliated with the Purchaser to suffer any adverse consequence under, any applicable Legal Requirement or Order.

      6.9 Satisfaction of the Purchaser. The Purchaser shall be satisfied that each of the Seller Corporations will be solvent as of and immediately following the Closing Date.

      6.10 Release of Liens. The Purchaser shall have received evidence satisfactory to it of the release by any Person who held any Encumbrance on any of the Designated Assets of all Encumbrances on the Designated Assets effective upon or concurrent with the Closing.

      6.11 Certain Consents. The Purchaser shall have received the First Consent and the Second Consent.


                                      28.

7. CONDITIONS PRECEDENT TO THE SELLER'S AND SELLER SUB'S OBLIGATION TO CLOSE.

      The obligations of Seller or Seller Sub to sell the Designated Assets and to take the other actions required to be taken by the Seller and Seller Sub at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller and Seller Sub, in whole or in part, in writing):

      7.1 Accuracy of Representations. All of the representations and warranties made by the Purchaser and Parent in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality qualifications or similar qualifications, contained or incorporated directly or indirectly in such representations and warranties) and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any materiality qualifications or similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and all of the representations and warranties made by the Purchaser and Parent in the Purchaser Closing Certificate shall be accurate in all material respects as of the Closing Date.

      7.2 Performance. All of the covenants and obligations that either the Purchaser or Parent is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

      7.3 Stockholder Approval. This Agreement (including the sale by the Seller Corporations of the Designated Assets to the Purchaser in accordance herewith) shall have been duly approved by the Required Stockholder Vote.

      7.4 Additional Documents. The Seller Corporations shall have received the following documents:

            (a) the Assignment and Assumption Agreement, executed by the Purchaser;

            (b) the Seller Stock Certificate, duly endorsed by Parent for transfer;

            (c) the Purchaser Closing Certificate; and

            (d) the Release, executed by Parent.

8. TERMINATION.

      8.1 Termination Events. This Agreement may be terminated prior to the
Closing:

            (a) by mutual written consent of the Purchaser and the Seller;

            (b) by either the Purchaser or the Seller if the Transactions shall not have been consummated by March 15, 2003; provided, however, that (i) a Party shall not


                                      29.

      be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Transactions by such date is attributable to a failure on the part of such Party or any affiliate of such Party to perform any covenant in this Agreement required to be performed by such Party or any affiliate of such Party at or prior to the Closing Date;

            (c) by either the Purchaser or the Seller if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions;

            (d) by either the Purchaser or the Seller if (i) the Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Seller's stockholders shall have taken a final vote on a proposal to approve this Agreement (including the sale of the Designated Assets to the Purchaser), and (ii) the Agreement (including the sale of the Designated Assets to the Purchaser) shall not have been approved at the Stockholders' Meeting (or at any adjournment or postponement thereof) by the Required Stockholder Vote; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have the Agreement (including the sale of the Designated Assets to the Purchaser) approved by the Required Stockholder Vote is attributable to a failure on the part of such Party or any affiliate of such Party to perform any covenant in this Agreement required to be performed by such Party or any affiliate of such Party at or prior to the Closing Date; or

            (e) by the Purchaser (at any time prior to the approval of the Agreement (including the sale of the Designated Assets to the Purchaser) by the Required Stockholder Vote) if (i) the board of directors of the Seller shall have failed to adopt the Seller Board Recommendation, or shall have withdrawn or modified the Seller Board Recommendation, (ii) the board of directors of the Seller shall have approved, endorsed or recommended any Acquisition Proposal, (iii) the Seller shall have entered into any letter of intent or similar document or any Contract providing for or otherwise contemplating an Acquisition Transaction, or (iv) the Seller or Seller Sub shall have committed a breach of Section 4.5.

      8.2 Effect of Termination. Except as expressly provided elsewhere in this Agreement or in any of the other Transactional Agreements, if this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement shall terminate; provided, however, that: (a) no Party shall be relieved of any obligation or other Liability arising from any Breach by such Party of any provision of this Agreement; and (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10 that continue pursuant to their terms.

      8.3 Termination Fees.

            (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be


                                      30.

paid by the Party incurring such expenses, whether or not the Transactions are consummated; provided, however, that if this Agreement is terminated (i) by the Purchaser or the Seller pursuant to Section 8.1(d) and both (A) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made and (B) within 12 months following the termination of this Agreement an Acquisition Transaction shall have been consummated by either of the Seller Corporations or either of the Seller Corporations shall have entered into a definitive agreement contemplating an Acquisition Transaction (that is ultimately consummated), or (ii) by the Purchaser pursuant to Section 8.1(e), then (without limiting any obligation of the Seller to pay any fee payable pursuant to Section 8.3(b)), the Seller shall make a nonrefundable cash payment to the Purchaser in an amount equal to the aggregate amount of all reasonable fees and expenses (including all reasonable attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of the Purchaser in connection with the preparation and negotiation of this Agreement and the other Transactional Agreements in an amount not to exceed One Hundred and Fifty Thousand U.S. Dollars (US$150,000). In the event of a termination described in clause (i) above, such payment shall be made at the time such Acquisition Transaction is consummated, and in the event of a termination described in clause (ii) above, such payment shall be made immediately upon the termination of this Agreement.

            (b) If (i) this Agreement is terminated by the Purchaser or the Seller pursuant to Section 8.1(d) and both (A) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and (B) within 12 months following the termination of this Agreement an Acquisition Transaction shall have been consummated by either of the Seller Corporations or either of the Seller Corporations shall have entered into a definitive agreement contemplating an Acquisition Transaction (that is ultimately consummated), or (ii) this Agreement is terminated by the Purchaser pursuant to Section 8.1(e), then the Seller shall pay to the Purchaser, in cash (and in addition to the amounts payable pursuant to Section 8.3(a)), a nonrefundable fee in an amount equal to One Hundred and Fifty Thousand U.S. Dollars (US$150,000). In the event of a termination described in clause (i) above, such payment shall be made at the time such Acquisition Transaction is consummated, and in the event of a termination described in clause (ii) above, such payment shall be made immediately upon the termination of this Agreement.

      8.4 Nonexclusivity of Termination Rights. The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any Party of its right to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

9. INDEMNIFICATION, ETC.

      9.1 Survival of Representations and Covenants.


                                      31.

            (a) The representations and warranties of each of the Seller Corporations set forth in this Agreement shall survive (without limitation): (i) the Closing and the sale of the Designated Assets to the Purchaser; (ii) any sale or other disposition of any or all of the Designated Assets by the Purchaser; and (iii) the dissolution or liquidation of any Party to this Agreement. The representations and warranties of the Purchaser and Parent set forth in this Agreement shall expire at the Closing and shall thereafter be of no further force or effect.

            (b) The representations, warranties, covenants and obligations of the Seller Corporations, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnitees or any of their Representatives; provided, however, that notwithstanding the foregoing, qualifications set forth in the Disclosure Letter shall be deemed to qualify the corresponding representations and warranties set forth in Section 2 to the extent of such qualifications.

            (c) The representations and warranties of the Seller Corporations set forth in this Agreement shall expire on the 18-month anniversary of the Closing Date (the "Expiration Date"); provided, however, that if a Claim Notice (as defined below) relating to any representation or warranty of the Seller or Seller Sub is given to the Seller on or prior to the Expiration Date, then, notwithstanding anything to the contrary contained in this Section 9.1(c), such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each and every claim (including any indemnification claim asserted by any Indemnitee under Section 9.2) that is based directly or indirectly upon, or that relates directly or indirectly to, any Breach or alleged Breach of such representation or warranty has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the Seller and the Purchaser or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

            (d) For purposes of this Agreement, a "Claim Notice" relating to a particular representation or warranty shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to the Seller a written notice stating that such Indemnitee believes that there is or has been a possible Breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a possible Breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such possible Breach.

            (e) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Letter or in any update to the Disclosure Letter shall be deemed to be a representation and warranty made by the Seller Corporations in this Agreement.

      9.2 Indemnification by the Seller Corporations.

            (a) The Seller Corporations, jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of


                                      32.

the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

                  (i) any Breach of any of the representations or warranties made by the Seller or Seller Sub in this Agreement or the Disclosure Letter (without giving effect to any update to the Disclosure Letter) both as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, or in the Seller Closing Certificate, the Seller Sub Closing Certificate, or any of the other Transactional Agreements;

                  (ii) any Breach of any covenant or obligation of the Seller Corporations contained in any of the Transactional Agreements;

                  (iii) any Liability of the Seller Corporations or of any Related Party, other than the Designated Contractual Obligations;

                  (iv) any noncompliance with any Bulk Sales Laws or fraudulent transfer laws in respect of any of the Transactions;

                  (v) any matter identified or referred to in the Disclosure Statement dated October 29, 2002 attached to the Disclosure Letter as Schedule C thereto, including the Purchaser not having received the First Consent and/or the Second Consent, as the case may be, prior to the Closing Date (even if (A) the condition set forth in Section 6.11 has been waived by the Purchaser in whole or in part, and (B) the Purchaser receives the First Consent and/or the Second Consent, as the case may be, following the Closing Date);

                  (vi) any Proceeding relating directly or indirectly to any Breach, alleged Breach referred to in clause "(i)" or "(ii)" above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9); or

                  (vii) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause "(iii)," "(iv)" or "(v)" above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

            (b) The total amount of the indemnification payments that the Seller Corporations shall be required to make under or in connection with this Agreement shall be limited in the aggregate to an amount equal to the Adjusted Payment Amount; provided, however, that the foregoing limitation shall not apply to the indemnification obligations described in clauses "(iii)," "(iv)," "(v)" and "(vii)" of Section 9.2(a).

            (c) In the event that the Seller Corporations' obligation to indemnify, hold harmless, compensate and reimburse any Indemnitees arises under or may be attributable to more


                                      33.

than one clause of Section 9.2(a), the Indemnitee shall have the option to claim such indemnification, compensation or reimbursement by or from the Seller Corporations under any or all such applicable clauses, and the limitation set forth in Section 9.2(b) on any one such clause shall not apply to any other clause to which such limitation does not otherwise apply pursuant to the terms of Section 9.2(b).

      9.3 Exclusivity of Indemnification Remedies. The indemnification remedies and other remedies provided in this Section 9 shall be deemed to be the exclusive remedy of the Indemnitees for Breaches of the representations, warranties and covenants of the Seller Corporations contained in this Agreement and the other indemnification obligations set forth in this Section 9 that are asserted subsequent to Closing, except with respect to claims arising out of fraud or the willful breach of covenants by either of the Seller Corporations; provided, however, that the foregoing shall not prohibit any Party from seeking an injunction or other equitable relief in respect thereof.

      9.4 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding against or involving any of the Indemnitees with respect to which either of the Seller or the Seller Sub may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to Section 9 of this Agreement, the Purchaser shall have the right, at its election, to designate the Seller to assume the defense of such claim or Proceeding at the sole expense of the Seller. If the Purchaser so elects to designate the Seller to assume the defense of any such claim or
Proceeding:

            (a) the Seller shall proceed to defend such claim or Proceeding in a diligent manner with counsel satisfactory to the Purchaser;

            (b) the Purchaser shall make available to the Seller any non-privileged documents and materials in the possession of the Purchaser that may be necessary to the defense of such claim or Proceeding;

            (c) the Seller shall keep the Purchaser informed of all material developments and events relating to such claim or Proceeding;

            (d) the Purchaser shall have the right to participate in the defense of such claim or Proceeding;

            (e) the Seller shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Purchaser; and

            (f) the Purchaser may at any time (notwithstanding the prior designation of the Seller to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding.

If the Purchaser does not elect to designate the Seller to assume the defense of any such claim or Proceeding (or if, after initially designating the Seller to assume such defense, the Purchaser elects to assume such defense), the Purchaser may proceed with the defense of such claim or


                                      34.

Proceeding on its own. If the Purchaser so proceeds with the defense of any such claim or Proceeding on its own:

                  (i) all reasonable expenses relating to the defense of such claim or Proceeding shall be borne and paid exclusively by the Seller and the Seller Sub;

                  (ii) the Seller shall make available to the Purchaser any documents and materials in the possession or control of the Seller Corporations that may be necessary to the defense of such claim or Proceeding;

                  (iii) the Purchaser shall keep the Seller informed of all material developments and events relating to such claim or Proceeding; and

                  (iv) the Purchaser shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Seller; provided, however, that the Seller shall not unreasonably withhold such consent.

10. MISCELLANEOUS PROVISIONS.

      10.1 Further Assurances. Each Party hereto shall execute and/or cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

      10.2 Fees and Expenses. Without limiting Section 10.3, the Parties shall each bear their own expenses incurred in connection with the transactions contemplated herein.

      10.3 Attorneys' Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any Party to this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

      10.4 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service) to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Parties hereto):

            if to the Seller:

                  TTR Technologies, Inc.
                  575 Lexington Avenue
                  New York, NY  10022


                                      35.

            With a copy, which shall not serve as notice, to:

                  ReedSmith LLP
                  599 Lexington Avenue
                  28th Floor
                  New York, New York 10022
                  Attention:  David Grimes, Esquire

            if to the Purchaser or Parent:

                  Macrovision Corporation
                  2830 De La Cruz Blvd.
                  Santa Clara, California  95050
                  Attention:  Chief Financial Officer
                  Email:  legal@macrovision.com (inserted for convenience only)

            With a copy, which shall not serve as notice, to:

                  Cooley Godward LLP
                  Five Palo Alto Square
                  3000 El Camino Real
                  Palo Alto, CA  94306
                  Attention:  David A. Lipkin, Esq.

      10.5 Time of the Essence. Time is of the essence of this Agreement.

      10.6 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

      10.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

      10.8 Governing Law; Venue.

            (a) This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

            (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located either in the County of Santa Clara, California or in the County of New York, New York.

            (c) The Seller and Seller Sub agree that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against the Seller or Seller Sub in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or


                                      36.

indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

            (d) Nothing in this Section 10.8 shall be deemed to limit or otherwise affect the right of any Indemnitee to commence any legal proceeding against the Seller or Seller Sub in any forum or jurisdiction.

      10.9 Successors and Assigns; Parties in Interest.

            (a) This Agreement shall be binding upon: the Seller Corporations and their respective successors and assigns (if any); Parent and its successors and assigns (if any); and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller; Parent; the Purchaser; the other Indemnitees; and the respective successors and assigns (if any) of the foregoing.

            (b) Both the Purchaser and Parent may freely assign any or all of their respective rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other Person. Neither the Seller nor Seller Sub shall be permitted to assign any of its or his rights or delegate any of its or his obligations under this Agreement without the Purchaser's prior written consent.

            (c) Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements. Parent shall be a beneficiary of all of the rights and remedies of the Purchaser set forth in this Agreement.

      10.10 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, the rights and remedies of the Parties hereto shall be cumulative (and not alternative).

      10.11 Waiver.

            (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly


                                      37.

executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      10.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

      10.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

      10.14 Entire Agreement. The Transactional Agreements set forth the entire understanding of the Parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter thereof.

      10.15 Construction.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK, SIGNATURE PAGE TO FOLLOW]


                                      38.

      IN WITNESS WHEREOF, the Parties to this Asset Purchase Agreement have caused this Agreement to be executed and delivered as of the date first above mentioned.

                                        TTR TECHNOLOGIES, INC.,
                                        a Delaware corporation


                                        By:     /s/ Daniel C. Stein
                                            ------------------------------------
                                        Name:       Daniel C. Stein
                                              ----------------------------------
                                        Title:      CEO
                                               ---------------------------------


                                        TTR TECHNOLOGIES, LTD.,
                                        an Israeli corporation


                                        By:     /s/ Samuel Stein
                                            ------------------------------------
                                        Name:       Samuel Stein
                                              ----------------------------------
                                        Title:      Director
                                               ---------------------------------


                                        MACROVISION CORPORATION,
                                        a Delaware corporation


                                        By:     /s/ John O. Ryan
                                            ------------------------------------
                                        Name:       John O. Ryan
                                              ----------------------------------
                                        Title:      Executive Officer
                                               ---------------------------------


                                        MACROVISION EUROPE LTD.,
                                        a United Kingdom company


                                        By:     /s/ David Simmons
                                            ------------------------------------
                                        Name:       David Simmons
                                              ----------------------------------
                                        Title:      Managing Director
                                               ----------------------------


                 SIGNATURE PAGE TO THE ASSET PURCHASE AGREEMENT

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

      For purposes of the Agreement (including this Exhibit A):

      Acquisition Proposal. "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by the Purchaser) contemplating or otherwise relating to any Acquisition Transaction.

      Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving: (a) the sale or other disposition of all or a material portion of the business or assets of the Seller or Seller Sub; (b) the issuance, sale or other disposition of (i) any capital stock or other securities of the Seller other than as a result of the exercise of stock options granted prior to the date of the Agreement, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other securities of the Seller or Seller Sub, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities of the Seller or Seller Sub; or (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Seller or Seller Sub; provided, however, that "Acquisition Transaction" shall not include the disposition by any Seller Corporation of any Excluded Asset.

      Adjusted Payment Amount. "Adjusted Payment Amount" shall mean the amount to be paid by the Purchaser to the Seller Corporations pursuant to Section 1.3(a)(i), as reduced in accordance with the terms of Sections 4.7 and 4.8.

      Agreement. "Agreement" shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Letter), as it may be amended from time to time.

      Assignment Agreements. "Assignment Agreements" shall mean those certain Assignment Agreements of even date herewith (but effective as of the Closing
Date) executed by each of the Key Employees in favor of the Purchaser or Parent.

      Assumed Contracts. "Assumed Contracts" shall mean the Seller Contracts identified in Part 1.1 of the Disclosure Letter.

      Breach. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

      Business. "Business" shall mean all activities related to the development, manufacture, selling, marketing, distributing and licensing of (i) any software, hardware, interface, technology, know-how, algorithms, procedures, techniques, solutions, inventions, and products that in any way prevent or are designed to prevent the illicit duplication of audio programs (including without limitation the audio portion of music videos, movies, and other video or audio content) contained on any form of recording on any media, including but not limited to (a) optical media (including, without limitation, compact discs (CDs) and digital video disks (DVDs)) and (b) magnetic media (including, without limitation magnetic disks and flash memory); (ii) any software, hardware, interface, technology, know-how, algorithms, procedures, techniques, solutions, inventions, and products that are related to media-based or Internet-based digital rights management of audio programs (including without limitation the audio portion of music videos, movies, and other video or audio content), and (iii) PC binding and controlled burning for audio programs (including without limitation the audio portion of music videos, movies, and other video or audio content).

      Closing Date. "Closing Date" shall mean the time and date as of which the Closing actually takes place.

      Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

      Contract. "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

      Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

      Disclosure Letter. "Disclosure Letter" shall mean the letter (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Seller Corporations, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

      Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

      Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      GAAP. "GAAP" shall mean generally accepted accounting principles.

      Governmental Authorization. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

      Governmental Body. "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

      Indemnitees. "Indemnitees" shall mean the following Persons: (a) the Purchaser; (b) the Purchaser's current and future affiliates; (c) Parent; (d) Parent's current and future affiliates; (e) the respective Representatives of the Persons referred to in clauses "(a)", "(b)". "(c)" and "(d)" above; and (f) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)", "(c)", "(d)", and "(e)" above.

      Jointly Developed Assets. "Jointly Developed Assets" shall mean those Proprietary Assets developed by both Parent and Seller Corporations pursuant to the Alliance Agreement.

      Key Employees. "Key Employees" shall mean Baruch Sollish and Yehuda Hahn.

      knowledge. Seller Corporations' "knowledge" shall mean (i) the actual knowledge of Daniel Stein, Sam Brill, Baruch Sollish and Yehuda Hahn and (ii) the constructive knowledge that any of such individuals could reasonably be expected to become aware of in the ordinary course of business regarding the accuracy of any representation or warranty contained in the Agreement. The Purchaser's "knowledge" shall mean (i) the actual knowledge of the Parent's President, CEO, Vice Presidents, Executive Vice Presidents or Directors and (ii) the constructive knowledge that any of such individuals could reasonably be expected to become aware of in the ordinary course of business regarding the accuracy of any representation or warranty contained in the Agreement.

      Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

      Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with U.S. GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

      Noncompetition Agreement. "Noncompetition Agreement" shall mean that certain Noncompetition Agreement of even date herewith (but effective as of the Closing Date) executed by each of the Seller Corporations in favor of the Purchaser and Parent.

      Order. "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

      Ordinary Course of Business. An action taken by or on behalf of one of the Seller Corporations shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

                  (a) such action is recurring in nature, is consistent with the past practices of such Seller Corporation and is taken in the ordinary course of the normal day-to-day operations of such Seller Corporation;

                  (b) such action is taken in accordance with sound and prudent business practices;

                  (c) such action is not required to be authorized by the stockholders of such Seller Corporation, the board of directors of such Seller Corporation or any committee of the board of directors of such Seller Corporation and does not require any other separate or special authorization of any nature; and

                  (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of Entities (other than the Seller) that are engaged in businesses similar to the business of the Seller.

      Party. "Party" shall mean the Seller, the Seller Sub, Parent and the Purchaser as identified in the preliminary statements to this Agreement. "Parties" shall mean all of the foregoing collectively.

      Person. "Person" shall mean any individual, Entity or Governmental Body.

      Pre-Closing Period. "Pre-Closing Period" shall mean the period from the date of the Agreement through the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8.1.

      Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

      Proprietary Asset. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset, and all release notes, documentation, white papers, lab notebooks, invention disclosures, source codes, object codes, data models, verification and validation environments, manufacturing specifications and databases, in process research and development, product reviews, and other embodiments thereof.

      Purchase Price. "Purchase Price" shall mean $5,250,000.

      Related Party. Each of the following shall be deemed to be a "Related Party": (a) each individual who is, or who has at any time been, an officer of the Seller; (b) each member of the family of each of the individuals referred to in clause "(a)" above; and (c) any Entity (other than the Seller) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

      Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

      Retained Books and Records. "Retained Books and Records" shall mean all books, records, files and data of the Seller Corporations that relate to or constitute financial, tax accounting information or similar information, whether or not relating in any way to the Business or the Designated Assets; provided, however, that the Retained Books and Records shall not include any books, records, files or data of the Seller Corporations that relate to the Seller Proprietary Assets or the Proprietary Assets included in the Designated Assets.

      SEC. "SEC" shall mean the Securities and Exchange Commission.

      Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

      Seller Contract. "Seller Contract" shall mean any Contract to which either of the Seller Corporations is a party or of which either of the Seller Corporations is a beneficiary and which is directly or indirectly related to the Business or the Designated Assets.

      Seller Corporations. "Seller Corporations" shall mean the Seller and Seller Sub.

      Seller Proprietary Asset. "Seller Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Seller Corporations or otherwise used by the Seller Corporations.

      Superior Offer. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding shares of common stock of the Seller or substantially all of the assets of the Seller, on terms that the board of directors of the Seller determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to the Seller's stockholders than the terms of the Transactions; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed or is not reasonably capable of being obtained by such third party.

      Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

      Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

      Transactional Agreements. "Transactional Agreements" shall mean: (a) the Agreement; (b) the Assignment and Assumption Agreement; (c) the Voting Agreements; (d) the Noncompetition Agreement; (e) the Assignment Agreements; (f) the Seller Closing Certificate; (g) the Seller Sub Closing Certificate; (h) the Purchaser Closing Certificate; (i) the Bill of Sale; and (j) the Patent Assignments.

      Transactions. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Designated Assets by the Seller Corporations to the Purchaser in accordance with the Agreement; (ii) the assumption of the Designated Contractual Obligations by the Purchaser pursuant to the Assignment and

Assumption Agreement; and (iii) the performance by the Seller Corporations, Parent and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller Corporations, Parent and the Purchaser of their respective rights under the Transactional Agreements.

      Unaudited Interim Balance Sheet. "Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Seller included in the Unaudited Interim Financial Statements.

      Unaudited Interim Financial Statements. "Unaudited Interim Financial Statements" shall mean the unaudited consolidated balance sheet of the Seller as of September 30, 2002, and the related unaudited consolidated income statement of the Seller for the nine-month period ended September 30, 2002, together with the notes (if any) thereto.

                                    Exhibit B

                                     FORM OF
                       ASSIGNMENT AND ASSUMPTION AGREEMENT


      THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement") is made as of [____] (the "Effective Date"), by and among MACROVISION EUROPE LTD., a United Kingdom corporation (the "Purchaser"), TTR TECHNOLOGIES, INC., a Delaware corporation (the "Seller") and TTR TECHNOLOGIES, LTD., an Israeli corporation and wholly owned subsidiary of the Seller (together with the Seller, the "Seller Corporations"). All capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings given to them in the Purchase Agreement (as defined below).

                              W I T N E S S E T H :

      WHEREAS, pursuant and subject to the terms and conditions of an Asset Purchase Agreement dated as of [____], 2002, among the Purchaser, Macrovision Corporation and the Seller Corporations (the "Purchase Agreement"), the Seller Corporations are causing the Designated Assets to be sold, assigned, transferred, conveyed and delivered to the Purchaser; and

      WHEREAS, in connection with the sale of the Designated Assets to the Purchaser, the Purchaser and the Seller Corporations wish to provide for the assumption by the Purchaser of the Designated Contractual Obligations.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. The Seller Corporations hereby sell, assign, transfer, convey and deliver to the Purchaser all right, title and interest in, to and under each Seller Contract; and

      2. The Purchaser hereby assumes the Designated Contractual Obligations, but only to the extent that such obligations (A) arise out of facts and circumstances occurring after the Effective Date, (B) do not arise from or relate to any Breach by any of the Seller Corporations of any provision of any of the Assumed Contracts, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Effective Date that, with notice or lapse of time, would constitute or result in a Breach of any of the Assumed Contracts, and (D) are ascertainable (in nature and amount) solely by reference to the express terms of the Assumed Contracts.

      Notwithstanding anything to the contrary contained herein: (a) nothing contained in this Agreement is intended to provide any rights to the Seller Corporations (beyond those rights expressly provided to the Seller Corporations in the Purchase Agreement); (b) nothing contained in this Agreement is intended to impose any obligations or liabilities on the Purchaser (beyond those obligations and liabilities expressly imposed on the Purchaser in the Purchase Agreement); and (c) nothing contained in this Agreement is intended to limit any of the rights or remedies available to the Purchaser under the Purchase Agreement.

      Nothing contained in this Agreement is intended to provide any right or remedy to any person or entity, other than the Seller Corporations.

      This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

                  [Remainder of page intentionally left blank]

         The parties to this Agreement have caused it to be executed and delivered as of the date first written above.


                                        MACROVISION EUROPE LTD.,
                                        a United Kingdom corporation


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                                 -------------------------------


                                        TTR TECHNOLOGIES, INC.,
                                        a Delaware corporation


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                                 -------------------------------


                                        TTR TECHNOLOGIES, LTD.,
                                        an Israeli corporation


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                                 -------------------------------

                                    Exhibit C

                              FORM OF BILL OF SALE

      Effective as of [____], TTR Technologies, Inc., a Delaware corporation (the "Seller"), and TTR Technologies, Ltd., an Israeli corporation and wholly owned subsidiary of the Seller (together with the Seller, the "Seller Corporations"), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby sell, assign, transfer, convey and deliver to Macrovision Europe Ltd., a United Kingdon corporation (the "Purchaser"), good and valid title to the Designated Assets (as defined below), free and clear of any Encumbrances. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in that certain Asset Purchase Agreement dated as of November 4, 2002, among the Purchaser, Macrovision Corporation, and the Seller Corporations (the "Purchase Agreement").

            "Designated Assets" shall mean and include all of the properties, rights, interests and other tangible and intangible assets of the Seller Corporations that relate in any material respect to the Business of the Seller Corporations; provided, however, that the Designated Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Designated Assets shall include, but not be limited to, the following::

                  (a) Proprietary Assets: (i) All of the Proprietary Assets of the Seller Corporations (including the Proprietary Assets set forth on Part 1.1 of the Disclosure Letter), (ii) any counterparts, reissues, divisions, extensions, continuations and continuations in part related to, and any other patents claiming priority from, any of the Proprietary Assets of the Seller Corporations, in each case in any jurisdiction in the world, and (iii) Seller's optical media software copy protection technology as further described in Exhibit F to the Alliance Agreement, including but not limited to its CD and DVD signatures, encoder modules and other technology, and all improvements and enhancements thereto, goodwill and similar or related assets;

                  (b) Seller Contracts: All rights of the Seller Corporations under the Seller Contracts (including the Seller Contracts identified in Schedule 1.1 of the Purchase Agreement);

                  (c) Governmental Authorizations: All Governmental Authorizations held by the Seller Corporations (including the Governmental Authorizations identified in Part 2.10 of the Disclosure Letter) relating to the Designated Assets;

                  (d) Claims: All claims (including claims for past infringement of Proprietary Assets) and causes of action of the Seller Corporations against other Persons relating to the Designated Assets (regardless of whether or not such claims and causes of action have been asserted by the Seller Corporations), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller Corporations relating to the Business (regardless of whether such rights are currently exercisable);


                                       1.

                  (e) Books and Records: All books, records, files and data of the Seller Corporations relating to the Designated Assets, not including, however, the Retained Books and Records;

                  (f) Proceeds: Without limiting any restriction contained in the Purchase Agreement on any such sale or other disposition, an amount of cash and receivables equal to the gross proceeds from the sale or other disposition of any of the Designated Assets after the date of the Purchase Agreement;

                  (g) Goodwill: All goodwill associated with the Designated Assets or the Business;

                  (h) Post-Closing Revenues: All rights of the Seller Corporations to receive cash, if any, following the Closing Date under or pursuant to any Seller Contract or otherwise relating to the Business;

                  (i) Identified Assets and Rights: All other assets and rights identified in Part 1.1 of the Disclosure Letter.

      The Seller Corporations represent and warrant to the Purchaser that the Seller Corporations have full right, power and authority to convey and transfer the aforementioned property and to execute and deliver this Bill of Sale.


               *** Remainder of page left blank intentionally. ***


                                       2.

      In Witness Whereof, the Seller Corporations have caused this Bill of Sale of be executed as of the date first above mentioned.

                                        TTR Technologies, Inc.,
                                        a Delaware corporation


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                                 -------------------------------


                                        TTR Technologies, Ltd.,
                                        An Israeli corporation


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                                 -------------------------------


                                       3.

                                    Exhibit D

                       ASSIGNMENT OF UNITED STATES PATENT

      WHEREAS, TTR TECHNOLOGIES, LTD., a corporation organized and existing under the laws of Israel having its principal place of business at 2 Hanagar Street, Kfar Saba, Israel 44425 (hereinafter referred to as "ASSIGNOR") owns all right, title and interest in and to U.S. Patent No. 6,311,305 for METHOD AND SYSTEM FOR OVERRIDING ERROR CORRECTION issued on October 30, 2001 ("the Patent"), by virtue of an Assignment from Baruch Sollish and Dennis Howe, recorded at the United States Patent and Trademark Office at Reel 9358, Frame 0181 on July 29, 1998;

      WHEREAS, MACROVISION CORPORATION, a corporation organized and existing under the laws of Delaware, having its principal place of business at 2830 De La Cruz Boulevard, Santa Clara, California 95050 (hereinafter referred to as "ASSIGNEE") is desirous of acquiring the entire right, title and interest in, to and under the Patent, the inventions described therein and Future Patents (as hereinafter defined);

      NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) to it in hand paid, and other good and valuable consideration, the receipt of which is hereby acknowledged, the ASSIGNOR has sold, assigned, transferred and set over, and by these presents to hereby sell, assign, transfer and set over, unto the ASSIGNEE, its successors, legal representatives and assigns, the entire right, title and interest in, to and under the Patent, and to all future patents which may be granted therefor throughout the world, and all counterparts, divisions, reissues, reexaminations, substitutions, continuations, continuations-in-part and extensions of the Patent (collectively "Future Patents"), together with all claims, causes of action and damages for past infringement, if any, of the Patent and Future Patents; and ASSIGNOR hereby authorizes and requests the United States Patent and Trademark Office and other patent offices throughout the world to issue all Future Patents resulting therefrom insofar as ASSIGNOR's interest is concerned to ASSIGNEE.

      ASSIGNOR also hereby sells, assigns and transfers to ASSIGNEE and its successors, assigns and legal representatives all right, title and interest in, to and under the inventions described in the Patent and, if any, Future Patents throughout the world, including the right to file applications and obtain patents, utility models, industrial models and designs for such inventions in ASSIGNEE's own name throughout the world, including all rights of priority, all rights to establish cautionary notices reserving ownership of such inventions, and all rights to register such inventions in appropriate registries; and ASSIGNOR further agrees to execute any and all powers of attorney, applications, assignments, declarations, affidavits, and any other papers in connection therewith reasonably necessary to perfect such right, title, and interest in ASSIGNEE and its successors, assigns and legal representatives.

      ASSIGNOR does hereby further agree that it will, at the expense of ASSIGNEE, testify in any legal proceedings, sign all lawful papers, execute all counterparts, divisional, continuation, continuation-in-part, reissue, reexamination, and substitute applications, make all lawful oaths, and generally do everything possible to vest title in ASSIGNEE and to aid ASSIGNEE and it successors, assigns and legal representatives in obtaining and enforcing proper protection for the Patent and, if any, Future Patents in such countries as ASSIGNEE may elect.

      IN TESTIMONY WHEREOF, TTR TECHNOLOGIES, LTD. has set its hand and seal to this Assignment.


Dated: November ____, 2002

                                        TTR TECHNOLOGIES, LTD.


                                        By:
                                           -------------------------------------
                                             Sam Brill
                                             President and Director

STATE OF NEW YORK       )

                        ) ss.:

COUNTY OF NEW YORK      )

      On this day of November, 2002, before me, a Notary Public in and for the State and County as aforesaid personally appeared SAM BRILL to me known and known to me to be the person of that name, who signed and sealed the foregoing ASSIGNMENT OF UNITED STATES PATENT and he acknowledged that he executed the same pursuant to the direction of the Board of Directors of TTR TECHNOLOGIES, LTD.


                                   -----------------------------
                                   Notary Public

                                TABLE OF CONTENTS

                                                                            PAGE


1.    Sale of Designated Assets; Related Transactions..........................1

      1.1   Sale of Designated Assets..........................................1

      1.2   Excluded Assets....................................................3

      1.3   Purchase Price.....................................................3

      1.4   No Other Assumed Liabilities.......................................3

      1.5   Taxes..............................................................4

      1.6   Closing............................................................5

      1.7   Further Action.....................................................6

2.    Representations and Warranties of the Seller Corporations................7

      2.1   Subsidiaries; Due Organization; Etc................................7

      2.2   Articles of Incorporation and Bylaws; Records......................7

      2.3   Capitalization.....................................................8

      2.4   SEC Filings; Financial Statements..................................8

      2.5   Absence of Changes.................................................8

      2.6   Title to Designated Assets.........................................9

      2.7   Proprietary Assets.................................................9

      2.8   Contracts.........................................................12

      2.9   Liabilities.......................................................12

      2.10  Compliance with Legal Requirements................................13

      2.11  Tax Matters.......................................................13

      2.12  Insurance.........................................................13

      2.13  Proceedings; Orders...............................................13

      2.14  Authority; Binding Nature of Agreements...........................14

      2.15  Non-Contravention; Consents.......................................15

      2.16  No Discussions....................................................15

      2.17  Brokers...........................................................15

      2.18  Sufficiency of Cash...............................................15

      2.19  Opinion of Financial Advisor......................................16

      2.20  Full Disclosure...................................................16

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE


3.    Representations and Warranties of the Purchaser and Parent..............16

      3.1   Due Organization; Etc.............................................16

      3.2   Authority; Binding Nature of Agreements...........................16

      3.3   Non-Contravention; Consents.......................................16

      3.4   Title to Stock....................................................17

4.    Pre-Closing Covenants of the Seller Corporations........................17

      4.1   Access and Investigation..........................................17

      4.2   Operation of Business.............................................17

      4.3   Filings and Consents..............................................18

      4.4   Notification; Updates to Disclosure Letter........................19

      4.5   No Solicitation...................................................19

      4.6   Stockholders' Meeting.............................................21

      4.7   Consent and Release...............................................22

      4.8   Additional Consent and Release....................................22

5.    Additional Covenants of the Parties.....................................23

      5.1   Proxy Statement...................................................23

      5.2   Regulatory Approvals..............................................24

      5.3   Additional Agreements.............................................24

      5.4   Best Efforts......................................................25

      5.5   Payment of Taxes Resulting from Sale of the Designated Assets by the Seller.....................................................25

      5.6   Confidentiality...................................................25

      5.7   Termination of Other Agreements...................................25

      5.8   Continued Payment of Liabilities..................................25

      5.9   Patent Prosecution Expense Reimbursement..........................26

6.    Conditions Precedent to the Purchaser's Obligation to Close.............26

      6.1   Accuracy of Representations.......................................26

      6.2   Performance of Obligations........................................26

      6.3   Stockholder Approval..............................................26

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE


      6.4   Consents..........................................................26

      6.5   No Material Adverse Change........................................27

      6.6   Additional Documents..............................................27

      6.7   No Proceedings....................................................28

      6.8   No Prohibition....................................................28

      6.9   Satisfaction of the Purchaser.....................................28

      6.10  Release of Liens..................................................28

      6.11  Certain Consents..................................................28

7.    Conditions Precedent to the Seller's and Seller Sub's Obligation
      to Close................................................................29

      7.1   Accuracy of Representations.......................................29

      7.2   Performance.......................................................29

      7.3   Stockholder Approval..............................................29

      7.4   Additional Documents..............................................29

8.    Termination.............................................................29

      8.1   Termination Events................................................29

      8.2   Effect of Termination.............................................30

      8.3   Termination Fees..................................................30

      8.4   Nonexclusivity of Termination Rights..............................31

9.    Indemnification, Etc....................................................31

      9.1   Survival of Representations and Covenants.........................31

      9.2   Indemnification by the Seller Corporations........................32

      9.3   Exclusivity of Indemnification Remedies...........................34

      9.4   Defense of Third Party Claims.....................................34

10.   Miscellaneous Provisions................................................35

      10.1  Further Assurances................................................35

      10.2  Fees and Expenses.................................................35

      10.3  Attorneys' Fees...................................................35

      10.4  Notices...........................................................35

      10.5  Time of the Essence...............................................36


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

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE


      10.6  Headings..........................................................36

      10.7  Counterparts......................................................36

      10.8  Governing Law; Venue..............................................36

      10.9  Successors and Assigns; Parties in Interest.......................37

      10.10 Remedies Cumulative; Specific Performance.........................37

      10.11 Waiver............................................................37

      10.12 Amendments........................................................38

      10.13 Severability......................................................38

      10.14 Entire Agreement..................................................38

      10.15 Construction......................................................38


                                List of Exhibits

Exhibit A - Certain Definitions
Exhibit B - Form of Assignment and Assumption Agreement
Exhibit C - Form of Bill of Sale
Exhibit D - Form of Patent Assignment


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